Exhibit 10.6

EXECUTION VERSION

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

KIROMIC, INC.

CONVERTIBLE PROMISSORY NOTE

Note No. 2019 - 1 $134,800	Made as of May 30, 2019

Subject to the terms and conditions of this Note, for value received, Kiromic, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Prevail Partners, or his registered assigns (“Holder”), the principal sum of ONE HUNDRED THIRTY FOUR THOUSAND EIGHT HUNDRED AND 00/100 DOLLARS ($134,800.00) or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at a rate of six percent (6%) per annum, compounded annually. Interest shall begin to accrue on the date of this Note and shall continue to accrue on the outstanding principal and be compounded annually until the entire Balance is paid (or converted, as provided in Section 6 hereof), and shall be computed based on the actual number of days elapsed and on a year of 365 days.

This Note has been issued pursuant to that certain Note Purchase Agreement, dated as of the date of this Note, as may be amended from time to time (the “Purchase Agreement”), by and among the Company, the original holder of this Note and other purchasers of Notes, up to a maximum of $2,000,000 in total face amount, and is subject to, and incorporates, the provisions of the Purchase Agreement. This Note is the form appended as Exhibit B-2 to the Purchase Agreement and is intended only for New Investors (as that term is defined in the Purchase Agreement).

The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.    DEFINITION. The following definitions shall apply for all purposes of this Note:

“Actual Conversion Date” means the date on which all of the Balance is converted pursuant to Section 6 hereof.

“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act.

“Alternate Valuation” means $60,900,000.00

“Balance” means, at the applicable time, the sum of the Principal Balance, all then accrued and unpaid interest and all other amounts (including fees and expenses) then accrued but unpaid under this Note.

“Business Day” means a weekday on which banks are open for general banking business in Houston, Texas.

“Change of Control” means any of the following: (i) a sale or other transfer of all or substantially all of the Company’s assets or (ii) the acquisition of the Company by another entity by means of merger, share purchase (whether from the Company or from the holders of the Company’s capital stock), share exchange or other transaction or series of related transactions; provided that a Change of Control shall not include (A) a merger effected exclusively for the purpose of changing the domicile of the Company, (B) an equity financing in which the Company is the surviving corporation, or (C) a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.

“Common Stock” means common stock of the Company.

“Common Stock Equivalents” means all shares of Common Stock issued and outstanding at the applicable time, assuming full conversion or exercise of all then issued and outstanding securities of the Company that are exercisable for or convertible into Common Stock of the Company (excluding the Notes, any previously issued convertible promissory notes, and any other indebtedness or convertible securities that are covered in the Next Financing), plus all shares of Common Stock reserved for issuance upon exercise of stock options or stock awards to be granted in the future under any stock option or equity incentive plan of the Company.

“Company” shall include, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity which succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.

“Conversion Price” means (1) if the Conversion Stock is the type of capital stock of the Company sold in the Next Financing pursuant to Section 6.1, an amount equal to 90% of the lowest per share selling price of Conversion Stock sold by the Company in the Next Financing, or (2) in the case of the Series A Stock of the Company issued pursuant to Section 6.2, an amount determined by dividing (a) $60,900,000.00 by (b) the total number of Common Stock Equivalents immediately prior to the close of business on the Maturity Date.

“Conversion Stock” means (i) in the case of conversion in the Next Financing pursuant to Section 6.1, the Company’s capital stock that is sold by the Company in the Next Financing, and (ii) in the case of full conversion upon the Maturity Date pursuant to Section 6.2 or partial conversion upon the Maturity Date pursuant to Section 6.3, the Series A Stock of the Company. The term “Conversion Stock” shall include the stock and other securities and property that are, on the Actual Conversion Date, receivable or issuable upon such conversion of this Note in accordance with its terms.

“Event of Default” has the meaning set forth in Section 5 hereof.

“Financing Document” means the Notes, the Purchase Agreement and any document entered into, executed or delivered under or in connection with, or for the purpose of amending, any of such documents.

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“Majority Holders” has the meaning set forth in the Purchase Agreement.

“Maturity Date” means the earlier of (i) June 30, 2020, or (ii) the time at which the Balance is made due and payable upon an Event of Default; provided, however that if the Event of Default is cured as permitted in this Note, then the Maturity Date shall not thereafter be deemed to have occurred with regard to such Event of Default under this clause (ii).

“Next Financing” means the Company’s next sale of its preferred stock (but not issuances only of options or warrants to acquire such preferred stock, the primary purpose of which is not to raise capital) in one transaction or series of related transactions for an aggregate gross purchase price paid to the Company of no less than $4,000,000.00 (including the aggregate principal amount and any accrued interest and other amounts under the Notes converted into Conversion Stock in such sale), in each case, occurring on or prior to the Maturity Date.

“Next Financing Closing” has the meaning set forth in Section 6.1 hereof.

“Note” means this Convertible Promissory Note.

“Notes” means a series of convertible promissory notes, including this Note, issued pursuant to the Purchase Agreement.

“Principal Balance” means, at the applicable time, all then outstanding principal of this Note, including any and all interest compounded into the principal balance as of the applicable time.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Stock” means Series A Preferred Stock of the Company.

2.    MATURITY DATE; CHANGE OF CONTROL.

2.1    Maturity Date. If this Note has not been previously converted (as provided in Section 6 below), then on the Maturity Date the Balance shall be due and payable in full, provided, however, that Holder shall not be entitled to any payment under this Section 2.1 if the Balance of this Note is converted into Common Stock pursuant to Section 6.2.

2.2    Change of Control. If the Company consummates a Change of Control prior to the full repayment or conversion of this Note, then, upon the closing of such Change of Control, then at Holder’s election, (a) the outstanding principal and interest under the Note shall be converted into Series A Stock at the Alternative Valuation or (b) the Company will pay Holder an amount equal to 200% of the principal and accrued interest at the time of the Change of Control under Holder’s Note.

3.    PREPAYMENT. The outstanding principal and accrued interest under this Note may only be prepaid (a) upon a Change in Control pursuant Section 2.2, or (b) with the specific consent of the Holder pursuant to Section 6.3.

4.    NOTES PARI PASSU; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another and any other outstanding promissory notes made by the Company, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to Section 6 below and the foregoing provisions of this Section 4, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full.

5.    EVENTS OF DEFAULT; REMEDIES IN CONCERT.

5.1    Events of Default. Each of the following events shall constitute an “Event of Default” hereunder:

(a)    The Company fails to make any payment when due under the Note on the applicable due date;

(b)    A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation;

(c)    The Company breaches any material obligation to Holder under this Note or under any other Financing Document and does not cure such breach within thirty (30) days after written notice thereof has been given by or on behalf of Holder to the Company; or

(d)    The Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

5.2    Remedies in Concert. Upon the occurrence of any Event of Default all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 5.1(b) above become immediately due and payable in full pursuant to the terms of Section 2 hereof without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 5.1(b) above, become immediately due and payable upon written notice by or on behalf of Holder to the Company but only if such notice is given with the prior written consent of the Majority Holders. Notwithstanding any other provision of this Note, or of the other Financing Documents, Holder agrees that Holder will exercise Holder’s rights and remedies under this Note and the other Financing Documents only in concert with all other holders of outstanding Notes as provided in the Financing Documents and will not take any action, including commencement or prosecution of litigation or any other proceeding to collect this Note, except as agreed by the Majority Holders.

6.    CONVERSION.

6.1    Conversion in Next Financing. Upon the closing of the Next Financing (the “Next Financing Closing”), if the entire Balance is outstanding at such time, then such Balance shall automatically be converted into that number of shares of Conversion Stock issued in the Next Financing, obtained by dividing (i) the entire Balance by (ii) the Conversion Price, rounded down to the nearest whole number of shares. In connection with a conversion pursuant to this Section 6.1, Holder shall deliver the original Note to the Company and will execute and deliver to the Company at the Next Financing Closing such stock purchase, investors’ rights, right of first refusal, co-sale, voting and/or other agreements as are entered into by the investors in the Next Financing generally. Such conversion shall be deemed to occur under this Section 6.1 as of immediately prior to the Next Financing Closing, without regard to whether Holder has then delivered to the Company this Note (or the Lost Note Documentation where applicable) or executed any other documents including, if applicable, the stock purchase, investors’ rights, right of first refusal, co-sale, voting and/or other agreements, required to be executed by the investors purchasing the Conversion Stock in the Next Financing.

6.2    Conversion Upon Maturity. If there has not been a Next Financing Closing or a Change of Control by the Maturity Date, then the Balance then outstanding shall automatically be converted into Conversion Stock at the Conversion Price then in effect. Holder shall tender this Note on the Maturity Date (or Lost Note Documentation, if applicable) for conversion at the chief executive offices of the Company. If Holder elects to convert this Note pursuant to this Section 6.2 then such conversion shall be deemed to have occurred at the close of business on the Maturity Date.

6.3    Optional Partial Conversion. If on or before the Maturity Date, the Company is able to repay the Note based on financing available to the Company that is not a Next Financing, the Company will inform the Holder that a cash, non-equity payment is an option. The Holder will then have the option to decide whether to convert all or a portion of the Balance into equity. If the Holder elects a cash payment of all or a portion of the Balance then the repayment amount will be 140% of such Balance less any portion of the Balance that is converted into equity. Any portion of the Balance that is not repaid pursuant to this Section 6.3 shall be converted on the Maturity Date pursuant to Section 6.2.

6.4    Termination of Rights. Except for the right to obtain certificates representing the Conversion Stock under Section 7 below, all rights with respect to this Note shall terminate upon the effective conversion of the entire Balance of the Note as provided in Section 6 above. Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after conversion. In any event, Holder shall not be entitled to receive any stock certificates representing the shares of Conversion Stock issuable upon conversion of this Note unless and until Holder has surrendered the original of this Note (or Lost Note Documentation where applicable).

7.    CERTIFICATES; NO FRACTIONAL SHARES. As soon as practicable after conversion of this Note pursuant to Section 6 above, the Company at its expense will register such shares of Conversion Stock in the Company’s Register of Stockholders in the name of the respective Holder and will cause to be issued in the name of Holder and to be delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation and Bylaws and by any agreement between the Company and Holder), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note (and after aggregating the amounts of all other Notes held by the same Holder that are converted at the same time as this Note), a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price.

8.    PROVISIONS RELATING TO STOCKHOLDER RIGHTS; NO VOTING OR OTHER RIGHTS. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Note is actually converted into shares of the Company’s capital stock in accordance with its terms. In the absence of conversion of this Note into Conversion Stock no provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

9.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE HOLDER. In order to induce the Company and the Holders to enter into the Financing Documents and the Company to issue this Note to the original Holder, the Company and the original Holder each have made representations and warranties to each other as set forth in the Purchase Agreement.

10.    GENERAL PROVISIONS.

10.1    Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

10.2    Attorneys’ Fees. If any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

10.3    Transfer. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of Holder (including an affiliated venture capital fund) who executes and delivers to the Company an acknowledgement that such Affiliate agrees to be subject to, and bound by, all the terms and conditions of this Note and satisfies the Company that such transfer complies with state and federal securities laws. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note and the other Financing Documents shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

10.4    Governing Law. This Note shall be governed by and construed under the internal laws of the State of Delaware applied to agreements entered into and to be performed entirely within the State of Delaware, without reference to principles of conflict of laws or choice of laws.

10.5    Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

10.6    Notices. Unless otherwise provided herein, any notice required or permitted to be given to a party pursuant to this Note will be given in writing and will be effective and deemed to provide such party sufficient notice under this Note on the earliest of the following: (i) at the time of personal delivery, if delivered in person; (ii) one (1) Business Day after deposit with an express overnight courier for United States deliveries; or (iii) three (3) Business Days after (A) deposit in the United States mail by certified mail (return receipt requested) for United States deliveries or (B) deposit with an international express air courier for deliveries outside of the United States, with proof of delivery from the courier requested. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address indicated for such party on the signature page hereto or, in the case of the Company, at Fannin South Professional Building, 7707 Fannin Street, Suite 140, Houston, Texas 77054, or at such other address as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section 10.6.

10.7    Amendments and Waivers. This Note may be amended, and any provisions under this Note may be waived, only with the written consent of the Company and the Majority Holders as provided in Section 6.9 of the Purchase Agreement.

10.8    Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be signed in its name as of the date first written above.

THE COMPANY:

KIROMIC, INC.

By:	/s/ Scott Dahlbeck
Name:	Scott Dahlbeck, MD, PharmD
Title:	President

AGREED AND ACKNOWLEDGED:

HOLDER:

PREVAIL PARTNERS, INC

SIGN HERE:	/s/ Patrick Keenan
Printed Name:	Patrick Keenan
Address:	211 N. 31st Street, Sixth Floor
Philadelphia, PA 19107

[SIGNATURE PAGE TO KIROMIC, INC. CONVERTIBLE PROMISSORY NOTE]